Exhibit 4.44

DATED [July 23，2020]
THE PURCHASER and THE SELLER and THE COMPANY
SHARE SALE AND PURCHASE AGREEMENT

This Agreement is made on [July 23，2020] among:

(1)

ECMOHO (Hong Kong) Health Technology Limited, a company incorporated under the laws of Hong Kong whose registered office is at Room 803, Lippo Sun Plaza, 28 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong (the "Purchaser");

(2)	MA LING (ID/Passport NO. [ * * * ]), of 7 FERNVALE CLOSE #10-15 LUSH ACRES SINGAPORE (797488) (the “Seller”); and

(3)

ANZE PREMIUM HEALTH AND BEAUTY PTE. LTD. (Company Registration Number: 202012967D), a company incorporated under the laws of Singapore whose registered office is at 2 Venture Drive #11-31 Vision Exchange Singapore (608526) (the "Company"),

(collectively, the "Parties" and each, a "Party").

Whereas:

(A)	The Company is an exempt private company limited by shares. Further particulars of the Company are set out in Schedule 1.

(B)

As at the date of this Agreement, the Company has an issued and paid-up capital of S$500,000 comprising 500,000 Ordinary Shares. Further details of the Company's share capital are set out in Part 1 of Schedule 2.

(C)

Before First Completion, the Company’s certain current shareholder will transfer certain ordinary shares to the other current shareholders. Further details of the Company's share capital after such share transfer and immediately before First Completion are set out in Part 2 of Schedule 2.

(D)

The Purchaser has agreed to purchase from the Seller, and the Seller has agreed to sell to the Purchaser, the Purchased Shares on the terms and subject to the conditions of this Agreement. Immediately following Completion, the shareholding structure of the Company will be as set out in Part 5 of Schedule 2.

It is agreed as follows:

1.	Sale and Purchase of Purchased Shares
1.1

Subject to the provisions of this Agreement, the Seller agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Seller the First Purchased Shares at First Completion, free from any Encumbrances, in consideration for the aggregate purchase price of US$[3,000,000] (the "First Consideration");

1.2

Subject to the provisions of this Agreement, the Seller agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Seller the Second Purchased Shares at Second Completion, free from any Encumbrances, in consideration for the aggregate purchase price of US$[4,500,000] (the "Second Consideration");

1.3

Subject to the provisions of this Agreement, the Seller agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Seller the Third Purchased Shares at Third Completion, free from any Encumbrances, in consideration for the aggregate purchase price of US$[7,500,000] (the "Third Consideration").

2.	Completion
2.1	First Completion
2.1.1

The First Completion shall take place on the [fifth] Business Day after all conditions precedent set forth in Clause 2.1.2 hereof applicable to the First Completion (except for such closing conditions that will be fulfilled at the First Completion, but nonetheless subject to the satisfaction or waiver thereof at the First Completion) have been fulfilled or waived (or such other time and place as the Purchaser agrees) (the “First Completion”, and the date of the First Completion, the “First Completion Date”).

2.1.2	Conditions precedent to First Completion

Subject to the terms hereof, the obligation of the Purchaser to purchase the First Purchased Shares at the First Completion is subject to the fulfillment, prior to the First Completion, to the satisfaction of the Purchaser, of the following conditions:

(i)

the Company shall have provided the Purchaser with the research documents in relation to the ingredients and effects of three (3) formulas and the samples of such formulas for testing purpose, and such formulas shall have passed the Purchaser’s test.

(ii)

the Company and the existing shareholders of the Company shall have entered into a Shareholders' Agreement in the form and substance satisfactory to the Purchaser and delivered to the Purchaser an original copy duly executed by each of the Company and the existing shareholders of the Company;

(iii)	the Seller shall have delivered an instrument of transfer in respect of the First Purchased Shares duly executed and completed in favour of the Purchaser;
(iv)	the Warranties set out in Clause 4 shall remain true, complete and accurate in all respects and not misleading in any respect as at the First Completion;
(v)

the Company shall have delivered to the Purchaser a copy of the written resolutions passed by the Board, in the form and substance satisfactory to the Purchaser prior to the First Completion, under which the Board shall have:

(a)	approved the sale and purchase of the First Purchased Shares credited as fully paid to the Purchaser and the entry of the Purchaser in the Company's electronic register of members in respect thereof;

(b)	approved and authorised the execution and delivery to the Purchaser of a share certificate for the First Purchased Shares; and
(c)	passed such other resolutions as may be required for the consummation of the transactions as contemplated under this Agreement;
(vi)

the Company shall have delivered to the Purchaser a copy of the written resolutions passed by the Shareholders, in the form and substance satisfactory to the Purchaser prior to First Completion, under which the Shareholders shall have:

(a)	approved the sale and purchase of the First Purchased Shares;
(b)	waived the right of first refusal or any other similar or analogous rights such Shareholders may have in respect of the sale and purchase of the First Purchased Shares.
2.1.3

At First Completion, the Purchaser shall purchase the First Purchased Shares and pay the First Consideration by electronic funds transfer to the bank account of the Seller as set out below and payment made in accordance with this Clause 2.1.3 shall constitute a good discharge for the Purchaser of its obligations under this Clause 2.1.3.

Account name	: MA LING

Bank	: BANK OF CHINA LTD SINGAPORE

Account number	: * * *

Swift Code	: BKCHSGSG

2.2	Second Completion
2.2.1

The Second Completion shall take place on the [fifth] Business Day after all conditions precedent set forth in Clause 2.2.2 hereof applicable to the Second Completion (except for such closing conditions that will be fulfilled at the Second Completion, but nonetheless subject to the satisfaction or waiver thereof at the Second Completion) have been fulfilled or waived (or such other time and place as the Purchaser agrees) (the “Second Completion”, and the date of the Second Completion, the “Second Completion Date”).

2.2.2	Conditions precedent to Second Completion

Subject to the terms hereof, the obligation of the Purchaser to purchase the Second Purchased Shares at the Second Completion is subject to the fulfillment, prior to the Second Completion, to the satisfaction of the Purchaser, of the following conditions:

(i)

the Company shall have provided the Purchaser with the research documents in relation to the ingredients and effects of four (4) additional formulas and the samples of such formulas for testing purpose, and such formulas shall have passed the Purchaser’s test.

(vii)	the Seller shall have delivered an instrument of transfer in respect of the Second Purchased Shares duly executed and completed in favour of the Purchaser;
(ii)	the Warranties set out in Clause 4 shall remain true, complete and accurate in all respects and not misleading in any respect as at the Second Completion;
(iii)

the Company shall have delivered to the Purchaser a copy of the written resolutions passed by the Board, in the form and substance satisfactory to the Purchaser prior to the Second Completion, under which the Board shall have:

(a)	approved the sale and purchase of the Second Purchased Shares credited as fully paid to the Purchaser and the entry of the Purchaser in the Company's electronic register of members in respect thereof;
(b)	approved and authorised the execution and delivery to the Purchaser of a share certificate for the Second Purchased Shares; and
(c)	passed such other resolutions as may be required for the consummation of the transactions as contemplated under this Agreement;
(iv)

the Company shall have delivered to the Purchaser a copy of the written resolutions passed by the Shareholders, in the form and substance satisfactory to the Purchaser prior to Second Completion, under which the Shareholders shall have:

(a)	approved the sale and purchase of the Second Purchased Shares;
(b)	waived the right of first refusal or any other similar or analogous rights such Shareholders may have in respect of the sale and purchase of the Second Purchased Shares.
2.2.3

At Second Completion, the Purchaser shall purchase the Second Purchased Shares and pay the Second Consideration by electronic funds transfer to the bank account of the Seller as set out in Clause 2.1.3 and payment made in accordance with this Clause 2.2.3 shall constitute a good discharge for the Purchaser of its obligations under this Clause 2.2.3.

2.3	Third Completion
2.3.1

The Third Completion shall take place on the [fifth] Business Day after all conditions precedent set forth in Clause 2.3.2 hereof applicable to the Third Completion (except for such closing conditions that will be fulfilled at the Third Completion, but nonetheless subject to the satisfaction or waiver thereof at the Third Completion) have been fulfilled or waived (or such other time and place as the Purchaser agrees) (the “Third Completion”, and the date of the Third Completion, the “Third Completion Date”).

2.3.2	Conditions precedent to Third Completion

Subject to the terms hereof, the obligation of the Purchaser to purchase the Third Purchased Shares at the Third Completion is subject to the fulfillment, prior to the Third Completion, to the satisfaction of the Purchaser, of the following conditions:

(i)

the Company shall have provided the Purchaser with the research documents in relation to the ingredients and effects of seven (7) additional formulas and the samples of such formulas for testing purpose, and such formulas have passed the Purchaser’s test.

(viii)	the Seller shall have delivered an instrument of transfer in respect of the Third Purchased Shares duly executed and completed in favour of the Purchaser;
(ii)	the Warranties set out in Clause 4 shall remain true, complete and accurate in all respects and not misleading in any respect as at the Third Completion;
(iii)

the Company shall have delivered to the Purchaser a copy of the written resolutions passed by the Board, in the form and substance satisfactory to the Purchaser prior to the Third Completion, under which the Board shall have:

(a)	approved the sale and purchase of the Third Purchased Shares credited as fully paid to the Purchaser and the entry of the Purchaser in the Company's electronic register of members in respect thereof;
(b)	approved and authorised the execution and delivery to the Purchaser of a share certificate for the Third Purchased Shares;
(c)	approved the appointment of the person appointed by the Purchaser as a director of the Company;
(d)	adopted the Amended Constitution (if required); and
(e)	passed such other resolutions as may be required for the consummation of the transactions as contemplated under this Agreement;

(iv)

the Company shall have delivered to the Purchaser a copy of the written resolutions passed by the Shareholders, in the form and substance satisfactory to the Purchaser prior to Third Completion, under which the Shareholders shall have:

(a)	approved the sale and purchase of the Third Purchased Shares;
(b)	waived the right of first refusal or any other similar or analogous rights such Shareholders may have in respect of the sale and purchase of the Third Purchased Shares;
(c)	adopted the Amended Constitution (if required).
2.3.3

At Third Completion, the Purchaser shall purchase the Third Purchased Shares and pay the Third Consideration by electronic funds transfer to the bank account of the Seller as set out in Clause 2.1.3 and payment made in accordance with this Clause 2.3.3 shall constitute a good discharge for the Purchaser of its obligations under this Clause 2.3.3.

2.4	The Purchaser shall not be obliged to perform any of its obligations under this Clause 2 unless the Company simultaneously performs its obligations under this Clause 2.
3.	Post-Completion Undertakings
3.1	The Seller and the Company jointly and severally undertakes to the Purchaser that within five (5) Business Days from the Third Completion:
3.1.1

the Company shall lodge the relevant application form with the Registrar to update the Company's electronic register of members to reflect the Purchaser as the holder of the number of Purchased Shares purchased by the Purchaser in each Completion;

3.1.2	the Company shall issue and deliver to the Purchaser a share certificate for the number of Purchased Shares purchased by the Purchaser in each Completion;
3.1.3	the Company shall update the Company's electronic register of directors to reflect that the person appointed by the Purchaser have become director of the Company.
4.	Warranties
4.1	The Warrantors jointly and severally warrant to the Purchaser that each and every Warranty set out in Schedule 3 is true, accurate and not misleading at the date of this Agreement.
4.2

No other knowledge of the Purchaser relating to the Company (actual, constructive or imputed) prevents or limits a claim made by the Purchaser for breach of Clause 4.1. The Warrantors shall not invoke the Purchaser's knowledge (actual, constructive or imputed) of any fact or circumstance which might make a Warranty untrue, inaccurate or misleading as a defence to a Claim for breach of Clause 4.1 or to reduce any amount recoverable.

4.3	Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by any provision of this Agreement or another Warranty.
5.	Confidentiality
5.1

Each Party undertakes to keep confidential and at all times not disclose publicly or to any third party without the prior written consent of the other Parties the existence and subject matter of this Agreement and all other agreements entered into pursuant to this Agreement, the substance of any negotiations between the Parties relating to this Agreement (and any such other agreements) and any other information received or obtained as a resulting of entering into this Agreement (and any such other agreements), unless and to the extent that:

5.1.1	the disclosure is required by law, any governmental or regulatory body or any recognised stock exchange on which the shares of any Party are listed;
5.1.2	the disclosure is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into pursuant to this Agreement;
5.1.3

the disclosure is made to the professional advisers, consultants, related corporations or affiliates of any Party (collectively, the "Representatives") for the purpose of this Agreement or for a purpose connected or related to the operation of this Agreement, on terms that each Representative receiving the information agrees to comply with the provisions of this Clause 5.1 in respect of such information as if it were a party to this Agreement;

5.1.4	the information is or becomes publicly available (other than by breach of this Agreement);
5.1.5	the Party whose information is to be disclosed has given prior written approval to the disclosure; or
5.1.6	the information is independently developed by the recipient or is lawfully in its possession prior to the disclosure to it of the information,

provided that prior to disclosure of any information pursuant to Clause 5.1, the Party concerned shall, to the extent permitted by law, promptly notify the other Party or Parties (as the case may be) of such requirement.

5.2

Clause 5.1 shall not prohibit disclosure of any information by the Purchaser for the purpose of effecting a sale of Shares by the Purchaser, if such disclosure is made to a third party which had entered into bona fide discussions with the Purchaser to purchase such Shares (the "Potential Purchaser"), or to the professional advisers or financiers of the Potential Purchaser, and if the Potential Purchaser and such professional advisers or financiers (as the case may be) agree to keep such information confidential on terms which are reasonable for the protection of the interests of the Company by the execution of confidentiality agreements in favour of the Company.

5.3

The obligations contained in this Clause 5 shall endure, even after the termination of this Agreement, without limit in point of time except and until any confidential information enters the public domain as set out above.

6.	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each Party.

7.	Assignment

All rights and obligations hereunder are personal to the Parties and a Party may not assign or transfer all or part of its rights or obligations under this Agreement without the prior written consent of the other Parties. Notwithstanding anything contrary in this Agreement, this Agreement and the rights and obligations herein may be assigned or transferred by the Purchaser to any of its Affiliates.

8.	Indulgence, Waiver, etc.

No failure on the part of any Party to exercise and no delay on the part of any Party in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it.

9.	Costs
9.1

The Seller shall pay at each Completion all legal, accounting and due diligence fees and disbursements of the Purchaser in relation to the negotiation, preparation, execution, performance and implementation of this Agreement, each document referred to in it and other agreements forming part of the transaction.

9.2	The Company and the Seller shall bear their own costs and disbursements incurred in the negotiations leading up to and in the preparation of this Agreement and of matters incidental to this Agreement.
10.	Taxation

All Taxes (including interest and penalties) incurred in connection with the sale and purchase of the Purchased Shares, as contemplated in the transactions under this Agreement, shall be paid by the Seller when due, and the Seller will, at his/her own expense, file all necessary Tax returns with respect to all such Taxes, subject to requirements of any applicable law.

11.	Whole Agreement
11.1

This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

11.2

So far as is permitted by law and except in the case of fraud, each Party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

12.	Notices
12.1	Any notice, communication and/or information to be given in connection with this Agreement (each, a "Notice"):
12.1.1	must be in writing in English;
12.1.2

must be addressed to the Party to whom it is to be given ("Addressee") at the address or e-mail address set out below or to any other address or e-mail address as notified by the Addressee for the purposes of this Clause:

(i)	if to the Company:

Address: 2 Venture Drive #11-31 Vision Exchange Singapore (608526)

Attention: MA LING

Title: Director

E-mail address: 13817764243@163.com

(ii)	if to the Purchaser:

Address: 3F, 1000No,Tianyaoqiao Road, Xuhui District, Shanghai, China

Attention: ZENG  QINGCHUN

Title: Director

E-mail address:leo@ecmoho.com

(iii)	if to the Seller:

Address: 7 FERNVALE CLOSE #10-15 LUSH ACRES SINGAPORE(797488)

Attention: MA LING

Title: Director

E-mail address：13817764243@163.com

12.1.3	must be either:
(i)	delivered by hand or sent by pre-paid registered post (by registered airmail in the case of international service) to the Addressee; or
(ii)	sent by e-mail to the Addressee's e-mail address; and
12.1.4	is deemed to be received by the Addressee in accordance with Clause 12.2.
12.2	A Notice sent according to Clause 12.1 shall be deemed to have been received:
12.2.1	if delivered by hand, at the time of delivery;

12.2.2	if sent by pre-paid registered post, on the second Business Day after the date of posting (or if sent by registered airmail, on the sixth Business Day after the date of posting); or
12.2.3	if sent by e-mail, when the sender receives an automated message confirming delivery,

except that if a Notice is received on a day which is not a Business Day or is after 5.30 p.m. (Addressee's time) on a Business Day, it shall be deemed to have been received at 9:30 a.m. (Addressee's time) on the following Business Day.

13.	Termination
13.1	Termination Prior to First Completion.
13.1.1	Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the First Completion:
(iii)	by the mutual written consent of the Seller and the Purchaser;
(iv)	by the Purchaser, upon written notice to the Seller, if all transactions contemplated by this Agreement have not been consummated on or prior to [December 31, 2020] (the “Long Stop Date”);
(v)

by the Purchaser, upon written notice to the Seller, if a governmental authority of competent jurisdiction and residing in a jurisdiction in which the Company does business has issued an order or any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order has become final and non-appealable; or

(vi)

by the Purchaser, if the Seller or the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by the Seller or the Company, as applicable.

13.1.2

In the event of termination of this Agreement prior to the First Completion pursuant to Clause 13.1.1, this Agreement will become void and have no effect without any liability or obligation on the part of the Company or Purchaser (other than the provisions of Clause 5, 9, 10, 12, 13 and 14 which will survive any such termination of this Agreement); provided, however, that nothing herein will relieve any Party from any liability for any breach by such Party of its covenants or agreements set forth in this Agreement prior to such termination.

13.2	Termination Prior to Second Completion.
13.2.1

Notwithstanding any other provision of this Agreement, the obligations of the Parties to consummate the Second Completion may be terminated at any time after the First Completion and prior to the Second Completion:

(i)	by the mutual written consent of the Seller and the Purchaser;
(ii)	by the Purchaser, upon written notice to the Seller, if all transactions contemplated by this Agreement have not been consummated on or prior to the Long Stop Date;
(iii)

by the Purchaser, upon written notice to the Seller, if a governmental authority of competent jurisdiction and residing in a jurisdiction in which the Company does business has issued an order or any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order has become final and non-appealable; or

(iv)	by the Purchaser, if the Seller or the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it
13.2.2	In the event the obligations of the Parties to consummate the Second Completion is terminated pursuant to Clause 13.2.1,
(i)

all obligations of Purchaser hereunder (including with respect to any obligation to fund all or any portion of the Second Completion Consideration and/or the Third Completion Consideration) will become void and have no effect, without any liability or obligation on the part of Purchaser (but without affecting any rights of Purchaser hereunder); and

(ii)	the Purchaser shall be entitled to require the Seller and the Company to either:
(a)	repay the First Completion Consideration immediately; or
(b)

lodge the relevant application form with the Registrar to update the Company's electronic register of members to reflect the Purchaser as the holder of the number of First Purchased Shares purchased by the Purchaser in the First Completion; and issue and deliver to the Purchaser a share certificate for the First Purchased Shares purchased by the Purchaser in the First Completion;

provided, however, that nothing herein will relieve any Party from any liability for any breach by such Party of its covenants or agreements set forth in this Agreement prior to such termination.

13.3	Termination Prior to Third Completion.
13.3.1

Notwithstanding any other provision of this Agreement, the obligations of the Parties to consummate the Third Completion may be terminated at any time after the Second Completion and prior to the Third Completion:

(i)	by the mutual written consent of the Seller and the Purchaser;
(ii)	by the Purchaser, upon written notice to the Seller, if all transactions contemplated by this Agreement have not been consummated on or prior to the Long Stop Date;
(iii)

by the Purchaser, upon written notice to the Seller, if a governmental authority of competent jurisdiction and residing in a jurisdiction in which the Company does business has issued an order or any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order has become final and non-appealable; or

(iv)	by the Purchaser, if the Seller or the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it
13.3.2	In the event the obligations of the Parties to consummate the Third Completion is terminated pursuant to Clause 13.3.1,
(i)

all obligations of Purchaser hereunder (including with respect to any obligation to fund all or any portion of the Third Completion Consideration and/or the Third Completion Consideration) will become void and have no effect, without any liability or obligation on the part of Purchaser (but without affecting any rights of Purchaser hereunder); and

(ii)	the Purchaser shall be entitled to require the Seller and the Company to either:
(a)	repay the First Completion Consideration and the Second Completion Consideration immediately; or
(b)

lodge the relevant application form with the Registrar to update the Company's electronic register of members to reflect the Purchaser as the holder of the number of First Purchased Shares and the Second Purchased Shares purchased by the Purchaser in the First Completion and the Second Completion; and issue and deliver to the Purchaser a share certificate for the First Purchased Shares and the Second Purchased Shares purchased by the Purchaser in the First Completion and the Second Completion;

provided, however, that nothing herein will relieve any Party from any liability for any breach by such Party of its covenants or agreements set forth in this Agreement prior to such termination.

14.	General
14.1	Rights of Third Parties: A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.
14.2

Remedies: No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any of the Parties shall not constitute a waiver by such Party of the right to pursue any other available remedies.

14.3

Severance: If any provision of this Agreement or part thereof is rendered void, illegal or unenforceable by any legislation to which it is subject, it shall be rendered void, illegal or unenforceable to that extent and it shall in no way affect or prejudice the enforceability of the remainder of such provision or the other provisions of this Agreement.

14.4

Counterparts: This Agreement may be signed in any number of counterparts and by the Parties on separate counterparts, each of which, when so executed, shall be an original, but all counterparts shall together constitute one and the same document. Signatures may be exchanged by e-mail, with original signatures to follow. Each Party agrees to be bound by its own electronic signature and that it accepts the electronic signature of the other Parties.

14.5	Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.
14.6

Dispute Resolution: In event of any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination (the "Dispute"), the Dispute shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force at the time of the initiation of the arbitration, which rules are deemed to be incorporated by reference in this Clause. The seat of the arbitration shall be Hong Kong. The Tribunal shall consist of one arbitrator. The language of the arbitration shall be English.

15.	Interpretation

In this Agreement, unless the context otherwise requires:

14.1	Definitions

"Act" means the Companies Act, Chapter 50 of Singapore;

"Addressee" shall have the meaning ascribed to it in Clause 12.1.2;

"Amended Constitution" means the amended constitution of the Company in the agreed form to be adopted on or prior to Completion;

"Board" means the board of directors for the time being of the Company;

"Business" means research and development of traditional Chinese medicine formulations, as more fully described in the Business Plan;

"Business Day" means a day on which banks are open for business in Singapore, Hong Kong and the PRC (excluding Saturdays, Sundays or public holidays);

"Business Plan" means the business plan for the Company in the agreed form;

"Claim(s)" means any claim(s) for breach of any Warranty;

"Company Product" means any product or service designed, developed, manufactured, marketed, distributed, provided, licensed or sold at any time by the Company;

"Completion" means the First Completion, the Second Completion and/or the Third Closing, as the case may be and as the context may require;

"Computer Data" means the computer-readable information or data owned or used by the Company and stored in electronic form;

"Computer Hardware" means the computer hardware, firmware, equipment and ancillary equipment (other than the Computer Software and Computer Data) owned or used by the Company and all related manuals and documentation;

"Computer Software" means the computer programs owned or used by the Company and all related manuals and documentation;

"Computer System" means the Computer Hardware, Computer Data and Computer Software;

"Consideration" shall have the meaning ascribed to it in Clause 1.1;

"Data Protection Legislation" means all laws and regulations relating to the collection, storage, transfer, disclosure, use or processing of Personal Data or personally identifiable information in any jurisdiction in which the Company operates, including the PDPA;

"Dispute" shall have the meaning ascribed to it in Clause 14.6;

"Encumbrance" means any mortgage, charge, security interest, lien, pledge, assignment by way of security, equity, claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected other than liens arising by operation of law);

"Financial Statements" means [the audited financial statements of the Company] for the period ended on the Financial Statements Date;

"First Purchased Shares" means [50,000] ordinary shares in the capital of the Company, and being [10.00] per cent. of the outstanding and issued share capital of the Company;

"Grant Funding" means any funding, grant or other monetary aid or assistance from any government or regulatory body or authority, any statutory undertaking or any other public body or authority;

"GST" means goods and services tax charged under the Goods and Services Tax Act, Chapter 117A of Singapore;

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

"Intellectual Property" means all intellectual property rights, whether registered or not, including pending applications for registration of such rights and the right to apply for registration or extension of such rights including patents, petty patents, utility models, design patents, designs, copyright (including moral rights and neighbouring rights), database rights, rights in integrated circuits and other sui generis rights, trade marks, trading names, company names, service marks, logos, the get‑up of products and packaging, geographical indications and appellations and other signs used in trade, internet domain names, social media user names, rights in know‑how and any rights of the same or similar effect or nature as any of the foregoing anywhere in the world;

"IRAS" means the Inland Revenue Authority of Singapore;

"Losses" means all losses, liabilities, costs (including legal costs and experts' and consultants' fees), charges, expenses, actions, proceedings, claims and demands;

"Notice" shall have the meaning ascribed to it in Clause 12.1;

"Open Source Code" means any software code that is distributed as "free software" or "open source software" or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software, which includes, without limitation, software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License;

"Ordinary Shares" means ordinary shares in the capital of the Company;

"PDPA" means the Personal Data Protection Act 2012 (No. 26 of 2012 of Singapore);

"Personal Data" means all data which is defined to be "personal data" under the PDPA and all data which is protected as "personal data" or an equivalent, under any applicable Data Protection Legislation;

"Potential Purchaser" shall have the meaning ascribed to it in Clause 5.2;

"PRC" means the People’s Republic of China, but solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan;

"Properties" means the properties described in Schedule 4;

"Purchased Shares" means the First Purchased Shares, the Second Purchased Shares and/or the Third Purchased Shares, as the case may be and as the context may require;

"Registrar" means the Registrar of Companies appointed under the Act;

"Representatives" shall have the meaning ascribed to it in Clause 5.1.3;

"Second Purchased Shares" means [45,000] ordinary shares in the capital of the Company, and being [9.00] per cent. of the outstanding and issued share capital of the Company;

"Shareholder" means any shareholder of the Company from time to time (but excludes the Company holding Shares as Treasury Shares from time to time);

"Shares" means issued shares in the capital of the Company;

"Singapore Dollar(s)" and the sign "S$" mean the lawful currency of Singapore;

"Third Purchased Shares" means [53,571] ordinary shares in the capital of the Company, and being [10.71] per cent. of the outstanding and issued share capital of the Company;

"Tax" means all forms of taxation, duties, rates, levies, contributions, withholdings, deductions, liabilities to account, charges and imposts whether imposed in Singapore or elsewhere in the world;

"Taxing Authority" means any governmental, state, federal, provincial, local governmental or municipal authority, body or official whether of Singapore or elsewhere in the world, which is competent to impose or collect Tax;

"Treasury Shares" means shares in the capital of the Company held by the Company as treasury shares;

“US$” means the lawful currency of the United States of America.

"Warranties" means the warranty statements given by the Warrantors pursuant to Clause 4 and set out in Schedule 4 and "Warranty" means any one of them; and

"Warrantors" means the Company and the Seller.

14.2

Affiliate: The word "affiliate" means, with respect to any specified person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such person, including without limitation any general partner, managing member, officer, director or trustee of such person, or any venture capital fund or investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such person.
14.3

Control: The word "control" (including its correlative meanings, "controlled by", "controls" and "under common control with") shall mean, with respect to a corporation, the right to exercise, directly or indirectly, more than 50 per cent. of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

14.4

Clauses, Schedules, etc.: References to this Agreement include any Recitals and Schedules to it and references to Clauses and Schedules are to the clauses of, and schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and parts of the Schedules. The Schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

14.5	Headings: The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
14.6

Including: Unless a contrary indication appears, a reference in this Agreement to "including" shall not be construed restrictively but shall mean "including without prejudice to the generality of the foregoing" and "including, but without limitation".

14.7	Others
14.7.1	References to "this Agreement" includes all amendments, additions, and variations thereto agreed between the Parties.
14.7.2	References to "day", "month" or "year" is a reference to a day, month or year respectively in the Gregorian calendar.
14.7.3	References to a person include any company, limited liability partnership, partnership, business trust or unincorporated association (whether or not having separate legal personality).
14.7.4	Except where the context specifically requires otherwise, reference to a party or parties is to a Party or Parties.
14.7.5

Any reference to a document being "in the agreed form" is to a document in a form agreed between the Company and the Purchaser and initialled or otherwise identified by, or on behalf of, each of them as such, with such alterations as may be agreed in writing between the Company and the Purchaser.

14.7.6	References to those of the Parties that are individuals include their respective legal personal representatives.
14.7.7	References to "writing" or "written" include any non-transitory form of visible reproduction of words.

14.7.8	Reference to "issued Shares" of any class or Shares of any class "in issue" shall exclude any Shares of that class held as Treasury Shares from time to time, unless stated otherwise.
14.7.9	Reference to the "holders" of a class of Shares shall exclude the Company holding Shares of that class as Treasury Shares from time to time, unless stated otherwise.
14.7.10	References to one gender include all genders and references to the singular include the plural and vice versa.
14.7.11

References to a person connected with or to another person shall be interpreted within the meaning of "connected person" as defined in Section 2 of the Securities and Futures Act, Chapter 289 of Singapore.

14.7.12	The expression "electronic register of members" refers to the electronic register of members of the Company kept and maintained by the Registrar pursuant to Section 196A of the Act.
14.7.13

References to "fully-diluted" means on the basis of the total number of outstanding Ordinary Shares assuming all convertible securities (including preference shares) are converted or exchanged and all rights, options or warrants to subscribe for or acquire shares are exercised and including all Ordinary Shares reserved or authorised for future issuance or grant under any equity incentive, share option or similar plan of the Company.

14.7.14	Save as otherwise expressly provided, all warranties, representations, undertakings, covenants and obligations given or made by the Warrantors are given or made on a joint and several basis.
14.7.15

Any thing or obligation to be done under this Agreement which is required or falls to be done on a stipulated day, shall be done on the next succeeding Business Day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a Business Day.

Schedule 1
Particulars of the Company

Registered number:	202012967D
Registered office:	2 Venture Drive #11-31 Vision Exchange Singapore (608526)
Date and place of incorporation:	May 6, 2020; Singapore

Directors:	MA LING, ZHANG HUIZHI, TANG YUE
Secretary:	WANG SICEN
Issued share capital (including Treasury Shares):	S$500,000

Schedule 2
Capitalisation

Part 1

Fully-diluted Capitalisation as at the date of this Agreement

Shareholders	Type of Shares	Number of Shares	Percentage
zhang huizhi	Ordinary Shares	[498,500]	[99.700]%
ma ling	Ordinary Shares	[750]	[0.150]%
tang yue	Ordinary Shares	[750]	[0.150]%
total		[500,000]	[100]%

Part 2

Fully-diluted Capitalisation immediately prior to First Completion

Shareholders	Type of Shares	Number of Shares	Percentage
zhang huizhi	Ordinary Shares	[246,100]	[49.22]%
ma ling	Ordinary Shares	[201,200]	[40.24]%
tang yue	Ordinary Shares	[52,700]	[10.54]%
total		[500,000]	[100]%

Part 3

Fully-diluted Capitalisation immediately following First Completion

Shareholders	Type of Shares	Number of Shares	Percentage
zhang huizhi	Ordinary Shares	[246,100]	[49.22]%
ma ling	Ordinary Shares	[151,200]	[30.24]%
tang yue	Ordinary Shares	[52,700]	[10.54]
ECMOHO (Hong Kong) Health Technology Limited	Ordinary Shares	[50,000]	[10.00]%
total		[500,000]	[100]%

Part 4

Fully-diluted Capitalisation immediately following Second Completion

Shareholders	Type of Shares	Number of Shares	Percentage
zhang huizhi	Ordinary Shares	[246,100]	[49.22]%
ma ling	Ordinary Shares	[106,200]	[21.24]%
tang yue	Ordinary Shares	[52,700]	[10.54]%
ECMOHO (Hong Kong) Health Technology Limited	Ordinary Shares	[95,000]	[19.00]%
total		[500,000]	[100]%

Part 5

Fully-diluted Capitalisation immediately following Third Completion

Shareholders	Type of Shares	Number of Shares	Percentage
zhang huizhi	Ordinary Shares	[246,100]	[49.22]%
ma ling	Ordinary Shares	[52,629]	[10.53]%
tang yue	Ordinary Shares	[52,700]	[10.54]%
ECMOHO (Hong Kong) Health Technology Limited	Ordinary Shares	[148,571]	[29.71]%
total		[500,000]	[100]%

Schedule 3
Warranties

1.	Share Capital
1.1

Part 1 of Schedule 2 sets out a true, complete, accurate and not misleading list of, as at the date of this Agreement, all holders of Shares or options or other rights convertible into or exchangeable for shares of the Company, together with the number of Shares or rights held by each of them.

1.2

Part 2 of Schedule 2 sets out a true, complete, accurate and not misleading list of, as at immediately prior to First Completion, all holders of Shares or options or other rights convertible into or exchangeable for shares of the Company, together with the number of Shares or rights held by each of them.

1.3

Part 3 of Schedule 2 sets out a true, complete, accurate and not misleading list of, as at immediately after the transfer of the First Purchased Shares at First Completion, all holders of Shares or options or other rights convertible into or exchangeable for shares of the Company, together with the number of Shares or rights held by each of them.

1.4

Part 4 of Schedule 2 sets out a true, complete, accurate and not misleading list of, as at immediately after the transfer of the Second Purchased Shares at Second Completion, all holders of Shares or options or other rights convertible into or exchangeable for shares of the Company, together with the number of Shares or rights held by each of them.

1.5

Part 5 of Schedule 2 sets out a true, complete, accurate and not misleading list of, as at immediately after the transfer of the Third Purchased Shares at Third Completion, all holders of Shares or options or other rights convertible into or exchangeable for shares of the Company, together with the number of Shares or rights held by each of them.

1.6	The Purchased Shares are fully paid shares.
1.7

There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give any Encumbrance, in relation to any of the Purchased Shares or shares or equity interests in the capital of the Company.

1.8

Other than this Agreement, there is no agreement, arrangement or obligation requiring the issue, transfer, redemption or repurchase of, or the grant to a person of the right (conditional or not) to require the issue, transfer, redemption or repurchase of, the Shares or any shares or equity interests in the capital of the Company (including, without limitation, any right of pre-emption or options or other rights convertible into or exchangeable or exercisable for any shares or equity interests in the capital of the Company).

1.9

The Company does not have nor has ever had any subsidiary and has not at any time been the holding company of any company or a member of or the beneficial owner of any shares, securities or other interest in any company or other person.

2.	Capacity and Authority
2.1	The Company is duly incorporated and validly existing under the laws of Singapore.
2.2

Each Warrantor has full right and authority to enter into and perform its obligations under this Agreement on the terms and conditions hereunder and this Agreement represents its legal, valid and binding obligations enforceable in accordance with its terms.

2.3

The execution and delivery by the Warrantors of this Agreement and the documents referred to herein, and compliance with their respective terms, shall not breach or constitute a default under the Company's constitution, or any other agreement or instrument to which any Warrantor is a party or by which any Warrantor is bound, and shall not constitute a breach under any order, judgment, decree or other restriction applicable to any Warrantor.

3.	Information
3.1	The information contained or referred to in the Recitals and Schedule 2, Schedule 3 and Schedule 5, is true, complete and accurate and not misleading.
3.2

All information which has been provided by or on behalf of the Company or its authorised representatives to the Purchaser, and their respective advisers or agents in the course of the due diligence conducted by the Purchaser and the negotiations leading to this Agreement is true, complete, accurate and not misleading.

3.3	All information about the Purchased Shares and the Company's business which might be material for disclosure to a buyer of the Purchased Shares has been disclosed to the Purchaser in writing.
4.	Business Plan
4.1

The Business Plan has been diligently prepared by the Warrantors in good faith and each of the Warrantors believes that, as at the date of this Agreement, it represents a realistic plan in relation to the future progress, expansion and development of the Business.

4.2

The financial forecasts, projections or estimates contained in the Business Plan have been diligently prepared, are fair, valid and reasonable and have not been disproved in the light of any events or circumstances which have arisen subsequent to the preparation of the Business Plan up to the date of this Agreement.

4.3

The assumptions upon which the Business Plan has been prepared have been carefully considered and are believed to be reasonable, having regard to the information available and to the market conditions prevailing at the time of their preparation.

5.	Financial Statements and Management Accounts
5.1	The Financial Statements:
5.1.1

have been prepared in accordance with accounting principles, standards and practices which are generally accepted in Singapore and on the same basis and in accordance with the same accounting policies as the corresponding accounts for the preceding [three] financial years;

5.1.2	comply with the requirements of the Act and any other applicable law; and
5.1.3	give a true and fair view of the state of affairs of the Company as at the Financial Statements Date and of the profits and losses for the period concerned.
5.2	The accounting records of the Company are accurate, up to date, in its possession or under its control and properly completed in accordance with the applicable laws and accounting standards.
5.3	The Management Accounts:
5.3.1	have been prepared on a basis consistent with the Financial Statements;
5.3.2	reasonably reflect the financial affairs of the Company at the date to which they have been prepared and its results for the period covered by the Management Accounts; and
5.3.3	are not inaccurate or misleading in any material respect.
6.	Events since the Financial Statements Date

Since the Financial Statements Date:

6.1.1	the Company has carried on its business in the ordinary course and so as to maintain the same as a going concern;
6.1.2

the Company has not (i) acquired or disposed of or agreed to acquire or dispose of any business or any material asset or (ii) assumed or acquired any material liability (including a contingent liability);

6.1.3	the Company has not declared, paid or made a dividend or distribution nor has it repaid any loan capital or other debenture;
6.1.4	the Company has not redeemed or purchased or agreed to redeem or purchase any of its share capital;
6.1.5	the Company has not borrowed monies;

6.1.6	there has been no adverse change in the financial or trading position or prospects of the Company; and
6.1.7	no material change has occurred in the assets and liabilities shown in the Financial Statements.
7.	Tax
7.1

The Company is only liable to pay Taxes in the jurisdictions in which it is incorporated.  The Company is not liable to pay and has at no time incurred any liability to Tax chargeable under the laws of any jurisdiction other than the jurisdiction in which it is incorporated.

7.2	The Company has paid all Tax which it has become liable to pay and is not, and has not been, liable to pay any penalty, surcharge, fine or interest in connection with Tax.
7.3

The Company has correctly deducted or withheld all Tax which it has been obliged by applicable laws to deduct or withhold from amounts paid by it, and has properly accounted to the relevant Taxing Authority for all amounts of Tax so deducted or withheld.

7.4	The Company has filed all returns, provided all such information and maintained all such records as required to be filed or provided or maintained by it under Applicable Laws.
7.5	The Company is not involved in any dispute with any Taxing Authority in relation to Tax.
7.6

All acquisitions or disposals of assets by the Company and all supplies of services by and to the Company have occurred at arm's length between unconnected persons and for a consideration in cash at market value.

7.7

The Company is registered for the purposes of the Goods and Services Tax Act, Chapter 117A of Singapore (and has not at any time been treated as a member of a group of companies for such purpose). The Company has complied with all statutory provisions, regulations and notices relating to GST and has duly and punctually accounted for and/or paid IRAS all amounts of GST which it ought to have so accounted for and/or paid.

8.	Litigation
8.1

Neither the Company nor any person for whose acts and defaults it may be vicariously liable, is at present engaged whether as claimant, defendant or otherwise in any legal action, proceeding or arbitration which is either in progress or is threatened or is pending or is being prosecuted for any criminal offence and no governmental, regulatory or official investigation or inquiry concerning the Company is threatened or in progress or pending.

8.2	There are no circumstances known to any of the Warrantors likely to lead to any such claim or legal action, proceeding or arbitration, prosecution, investigation or inquiry.
8.3

Neither the Company nor the Seller nor any person acting for or on behalf of the Company is being prosecuted for an offence, nor are they or have they been the subject of any investigation, or inquiry by, or on behalf of, any governmental, administrative or regulatory authority, in respect of any offence or alleged offence, under any applicable laws or regulations of any jurisdiction (including anti-corruption laws or regulations), and there are no circumstances known to any of the Warrantors likely to give rise to any such prosecution, investigation or inquiry.

9.	Properties
9.1	Schedule 4 sets out true, accurate and not misleading information of all the Properties in which the Company has an interest in or occupy.
9.2

The Company is the sole owner of and has a good and marketable title to the relevant Property. The title documents for the relevant Properties are held by the Company and are in good order. No Property is subject to any Encumbrance.

9.3	The Properties have the benefit of adequate access rights to enable the Company to enjoy undisturbed beneficial occupation.
9.4

The Company has duly complied with the obligations affecting the relevant Properties and no termination notice has been given (by the landlord or the tenant) in relation to any lease relating to any of the relevant Properties.

9.5

There are no outstanding liabilities (actual, anticipated or contingent) in relation to any of the Properties (including, without limitation, outstanding rent reviews and future duties to reinstate alterations) or in relation to any property formerly owned or occupied by the Company.

9.6	The Properties are fully insured and the Company has appropriate rights to ensure any damage by an insured risk is reinstated.
9.7

All prudent land title and property information searches, extraction of road and railway plans and legal requisitions to relevant government agencies have been undertaken and no adverse matter has been revealed.

10.	Intellectual Property
10.1

The operations of the Company and any products or services supplied by them do not use or infringe the rights of any person or infringe any right of privacy and the Warrantors are not aware of any claims in relation to the same.

10.2	All Intellectual Property, which is or is likely to be material to the business of the Company:
10.2.1	is (or in the case of applications will be) legally and beneficially owned and vested exclusively in the Company; or
10.2.2	is licensed to the Company by third parties by way of an agreement and/or licence which enable the Company to use the Intellectual Property as it requires in the ordinary course of its business,

and, in each case true, accurate and not misleading.

10.3	All Intellectual Property which is registered in the name of the Company, or in respect of which the Company has made application for registration, is:
10.3.1	valid and enforceable and not subject to any claims of opposition from any third party;
10.3.2	not being (or has not been) infringed, misappropriated or used without permission by any other person; and
10.3.3	not subject to any licence, estoppel or authority or similar right in favour of any other person.
10.4

Nothing has been done or omitted to be done whereby any of the Intellectual Property owned or used by the Company have ceased or might cease to be valid and enforceable or whereby any person is or will be able to seek cancellation, rectification or any other modification of any registration of any such Intellectual Property.

10.5

The Company has not granted and is not obliged to grant a licence, assignment or other right or Encumbrance in respect of any of the Intellectual Property (either owned or used by the Company) to any person.

10.6

No party to an agreement relating to the use: (a) by the Company of any Intellectual Property owned by another person; or (b) by a third party of any Intellectual Property owned by the Company and licensed to such third party, has at any time been, in breach of the agreement and no circumstances exist which would give rise to any breach of any such agreement or to any such agreement being terminated, suspended, varied or revoked without the Company's consent (other than termination without cause upon notice in accordance with the terms of the agreement).

10.7

None of the Intellectual Property owned by the Company has been the subject of any opposition, invalidation, revocation or cancellation proceeding or any other proceeding concerning its validity, enforceability, or the Company's title to such right. No such proceedings have been threatened. No fact or circumstance exists which might give rise to a proceeding of that type.

10.8	There has not been any infringement, misappropriation, misuse, violation or other unauthorised use by third parties of any of the Intellectual Property owned by the Company.
10.9

The Company has not knowingly disclosed or permitted to be disclosed to any person (other than to the Purchaser and to their agents, employees or professional advisers) any of its know-how, trade secrets, confidential information or lists of customers or suppliers.

10.10	No Company Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that:

10.10.1	impose or could impose a requirement or condition that any Company Product or part thereof:
(i)	be disclosed or distributed in source code form;
(ii)	be licensed for the purpose of making modifications or derivative works; or
(iii)	be redistributable at no charge; or
10.10.2

otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Company to use or distribute any Company Product or to enforce Intellectual Property.

10.11

The Company has in place adequate back-up, disaster recovery and other systems and procedures (details of which have been provided to the Purchaser) to enable its business to continue without material adverse change in the event of a failure of the Computer System.

11.	Assets
11.1	The Company has not granted any Encumbrance over any part of its undertaking or assets.
11.2

Each asset used by the Company is: (i) legally and beneficially owned solely by the Company free from any Encumbrance; (ii) not subject to any finance lease or hire purchase agreement or sale on deferred, credit or conditional terms; and (iii) where capable of possession, in the possession or under the control of the Company.

11.3	The Company owns or has the right to use each asset necessary for the effective operation of its business.
11.4

All plant, machinery, vehicles and equipment owned, possessed or used by the Company are in good condition and working order, have been regularly and properly maintained and are in compliance with all applicable laws.

11.5	The Company's inventory is of satisfactory quality and saleable in the ordinary course of its business.
12.	Related Party Agreements
12.1

Other than this Agreement, there has not been, any agreement or arrangement (legally enforceable or not) between, on the one hand, the Company and, on the other hand, (i) any of its affiliates, (ii) any shareholder, director or manager of the Company, or any of their affiliates, or (iii) any person connected with any of them (including immediate family members).

12.2	No Shareholder nor any person connected with a Shareholder owns any property used by the Company.

13.	Employment and Consultancy Arrangements
13.1

The Company is not involved in any dispute with any trade union or organisation representing the employees or a group of employees and there are no circumstances likely to give rise to any such dispute.

13.2

There are no agreements or arrangements (whether legally enforceable or not) in relation to which the Company has incurred, will incur or could incur any liability or responsibility for or in relation to the provision of any share incentive, share option, profit sharing, bonus or other incentive arrangements, or any pensions, allowances, lump sums gratuities or other like benefits on redundancy, retirement, withdrawal from service or on death or during periods of sickness or disablement or accident for or in respect of any director or former director, or employee or former employee, of the Company or any person who has at any time agreed to provide services to the Company or any dependants of any such persons and no proposals or announcements have been made about the introduction, continuance, variation of, or payment of any contribution towards any such agreements or arrangements.

13.3	There is no outstanding dispute or complaint in relation to the types of benefits described in paragraph 13.2 of this Schedule 4.
13.4

The Company has, in relation to its current and former employees, directors or workers, complied with all applicable laws and has no outstanding liabilities for termination of any such employment contracts or owe any other amounts to such persons other than remuneration accrued during the month in which this Agreement has been entered into.

14.	Compliance with Law
14.1

The Company has conducted its business in accordance with all applicable laws and all permits, authorities, licences and consents have been obtained and all conditions applicable thereto complied with and there are no circumstances which might lead to the suspension, alteration or cancellation of any such permits, authorities, licences or consents, nor is there any agreement which materially restricts the fields within which the Company may carry on its business.

14.2

The Seller is not or has not been in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the ownership of the Company’s shares.

14.3	No company director has been disqualified from being a company director.
14.4

No person, not being a director of the Company, has any actual or ostensible authority, whether under a power of attorney, agency agreement or otherwise, to commit the Company to any obligation other than an obligation of a nature which is usual for it to incur in the ordinary course of its business.

14.5	The Company:
14.5.1	has complied with Data Protection Legislation;

14.5.2

has not received any notice, letter or complaint alleging a breach by it of any of the provisions of Data Protection Legislation or requesting information as to its data protection policies or practices and no circumstances exist which may give rise to any of the above;

14.5.3

has not awarded compensation to an individual under Data Protection Legislation, no claim for such compensation is outstanding and there is no reason to believe that any circumstances exist which might lead to any claim for compensation being made; and

14.5.4

is not the subject of any order or direction made against it under Data Protection Legislation, no application for such an order or direction is outstanding and, there is no reason to believe that any circumstances exist which might lead to any application for such an order or direction being made.

14.6	In respect of any Grant Funding provided to the Company:
14.6.1	the Company has complied in all respects with the terms and conditions on which any Grant Funding has been provided to the Company;
14.6.2	the entry into this Agreement and the fulfilment of the Business Plan will not:
(i)	breach any terms or conditions of any Grant Funding; or
(ii)	alter or abrogate any rights of the Company under any Grant Funding; and
14.6.3	no Grant Funding will be terminated or be required to be repaid as a result of the entry into this Agreement or the fulfilment of the Business Plan.
15.	Records

The records (including computer records), statutory books, registers, minute books and books of account of the Company are duly entered up and maintained in accordance with all legal requirements applicable thereto and contain true, full and accurate records of all matters required to be dealt with therein and all such books and all records and documents (including documents of title) which are its property are in its possession or under its control.

16.	Insurance

In respect of all insurance policies held by the Company:

(i)	all premiums have been duly paid to date;
(ii)	all the policies are in full force and effect; and
(iii)	there are no circumstances which would or might give rise to any claim and no insurance claim is outstanding.

17.	Agreements and Capital Commitments
17.1	The Company:
17.1.1	has no material capital commitments;
17.1.2

is not a party to any contract, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of an unusual, onerous or long-term nature or which involves or could involve a material obligation or liability;

17.1.3	is not bound by any guarantee or contract of indemnity or suretyship under which any liability or contingent liability is outstanding;
17.1.4	has not entered into any agreement which requires or may require, or confers any right to require, the sale (whether for cash or otherwise) or the transfer by it of any asset;
17.1.5	is not a party to any joint venture, consortium, partnership, unincorporated association or profit sharing arrangement or agreement;
17.1.6	is not a party to nor does it enjoy the benefit of any agreement requiring registration or notification under or by virtue of any statute; or
17.1.7	is not in default of any agreement or arrangement to which it is a party.
17.2

The Company has not been and is not a party to any contract or arrangement binding upon it for the purchase or sale of property or the supply of goods or services at a price different to that reasonably obtainable on an arm's length basis.

17.3

No fact or circumstance exists which might invalidate or give rise to a ground for termination of any agreement, arrangement or obligation to which the Company is a party. No party with whom the Company has entered into any agreement, arrangement or obligation has given notice of its intention to terminate such agreement, arrangement or obligation.

17.4

Neither the Company nor any party with whom the Company has entered into any agreement, arrangement or obligation is in breach of such agreement, arrangement or obligation. No fact or circumstance exists which might give rise to a breach of this type.

18.	Borrowings and Facilities

The Company is not in breach of any of the terms of the bank overdraft facilities and all borrowings of the Company and none of such facilities or terms of borrowing will be terminated as a result of the entry into of this Agreement.

Schedule 4
The Properties

[insert details of the Properties

(see paragraph 9 (Properties) of Schedule 4)]

This Agreement has been executed on the date shown on the first page.

The Company

Signed by [MA LING]

for and on behalf of ANZE PREMIUM HEALTH AND BEAUTY PTE. LTD.

/s/ Ma Ling
Director
Name:	MA LING

in the presence of:

Witness
Name:
Address:

THE PURCHASER

Signed by [ZENG QINGCHUN]

for and on behalf of ECMOHO (Hong Kong) Health Technology Limited

/s/ Zeng Qingchun
Director
Name:	ZENG QINGCHUN

in the presence of:

Witness
Name:
Address:

The Seller

Signed by 【MA LING】

/s/ Ma Ling
MA LING

in the presence of:

Witness
Name:
Address: